EX-99.(p)(6)

Code of Ethics

Owner: Head of RBC BlueBay Compliance Advisory UK

Next Review Date: April 2025

Effective from: April 2024

Contents

Contents		2

Most Recent Changes		3

1	Summary Statement	4

2	Rationale	4

3	Scope	4

4	Applicable Regulations	4

5	Relevant Policies and Procedures	4

6	Definitions	4

7	Standards of Business Conduct	5

8	Personal Account Dealing Policy	6

9	Personal Relationships and Personal Financial Relationships	7

10	Reporting Requirements	7

11	Record Keeping	7

12	Exceptions, Breaches and Escalation	8

13	Changes to this Code	9

14	Appendix I – Affiliate Employees Access Person Confirmation	10

15	Appendix II – Affiliate Employees Access Person Annual Attestation	11

16	Approval, Responsibility and Review Schedule	12

Most Recent Changes

Date	Amendments

May 2024	Updates applied following BlueBay technology user integration with MyComplianceOffice (MCO).

April 2023	Establishment of policy for the applicable business activities of BlueBay Asset Management LLP, that will be combined with RBC Global Asset Management (UK) Limited upon legal integration of those activities with RBC Global Asset Management (UK) Limited.

1 Summary Statement

High ethical standards are essential for the success of RBC BlueBay UK to maintain the confidence of our Clients. RBC BlueBay UK’s business interests are best served by adherence to the principle that the interests of our Clients come first.

This Code of Ethics (“Code”) should be read in conjunction with RBC’s Code of Conduct, available on RBC’s intranet.

2 Rationale

In recognition of RBC BlueBay UK’s fiduciary duty to our Clients and our desire to maintain high ethical standards, RBC BlueBay UK has adopted this Code. This Code:

•	Sets out standards of business conduct in accordance with our fiduciary duty to Clients;

•	Fosters compliance with applicable UK and U.S. laws and regulations; and

•	Strives to eliminate transactions that could be suspected of being in conflict with the best interests of our Clients.

3 Scope

This Code applies to all Employees and adherence to this Code is a condition of employment by RBC BlueBay UK. If you are uncertain about how any provision of this Code applies to you, you should contact your line manager, Compliance or Human Resources.

4 Applicable Regulations

•	FCA Principles in particular 1, 2, 5, 6 and 8, SYSC 10, Code of Conduct (COCON)

•	Section 204A, Rule 204A-1, and Rule 206(4)-7 under the Advisers Act, as amended

•	Section 17(j) and Rule 17j-1 under the Investment Company Act of 1940, as amended

•	NFA Compliance Rule 2-9 and Rule 2-29

5 Relevant Policies and Procedures

•	RBC Code of Conduct

•	RBC Privacy and Risk Management policy

•	Conflicts of Interest Policy

•	Personal Account Dealing Policy

•	Market Abuse Policy

•	Gifts and Entertainment Policy

•	Outside Activities and External Directorships Policy

•	Political Contributions Policy

6 Definitions

’40 Act Fund – A mutual fund formed under the Investment Company Act of 1940

Access Person – Subject to paragraph 12 below, any employee, director, or officer of RBC BlueBay UK; and any other person the CCO has determined to be an Access Person because he or she is involved in making securities recommendations to Clients or has access to non public information regarding (i) purchases or sales of securities, (ii) security recommendations or (iii) portfolio holdings.

•

Note: RBC BlueBay UK considers all of its Employees to be Access Persons, with certain exceptions for individuals who a) do not carry out functions contributing directly to the day-to-day investment advisory business and b) have as their primary place of work an area separated from RBC BlueBay UK’s investment advisory business to such an extent that they are not reasonably likely to receive inside information regarding purchases or sales of securities, security recommendations or portfolio holdings. In addition, certain employees of affiliates or otherwise related persons may be considered Access Persons when they are in receipt of non-public information regarding securities transactions, recommendations and/or holdings in any Client’s account, this will always include any Institutional Portfolio Manager who wishes to attend the Investment/Team Meetings of any of RBC BlueBay UK’s Investment Teams.

Advisors Act – the Investment Advisers Act of 1940, as amended

Affiliate Employees – any employee, director, officer or contractor for one of RBC BlueBay UK’s affiliate companies.

BlueBay Technology User – an Employee who predominantly uses BlueBay’s technology platform to perform their role in the business. (If in any doubt about whether you are a BlueBay or RBC GAM technology user, please reach out to RBC BlueBay Compliance for guidance.)

Client – any person or entity RBC BlueBay UK serves as investment manager, adviser, sub-adviser or an equivalent role. Where RBC BlueBay UK is the investment manager or adviser to a fund or collective investment undertaking, the fund or collective investment undertaking – not any fund investor – is RBC BlueBay UK’s client.

CCO – The Chief Compliance Officer of RBC BlueBay UK

Compliance – RBC BlueBay UK’s Chief Compliance Officer (CCO) and his or her team.

Employee – Any person who works for, or otherwise represents the entities within scope of this document, and includes:

•	An officer, director, non-executive director or employee within the entity; and

•	Consultants, contractors, part-time employees, or agents of the entity.

Personal Financial Relationships – Relationships that include:

•	Joint investments/business ventures between Employees;

•	Gambling between Employees;

•	Personal loans between Employees; and

•	Benefits in kind offered and received between Employees.

Personal Relationships – Relationships that include:

•	Relationships between RBC employees;

•	Relationships with friends or family members working for the firm’s regulators, auditors, a company that does or seeks to do business with RBC, a competitor, or a supplier to RBC.

Policy – a set of broad goals, rules or principles outlining boundaries within which Employees must act, without dictating a detailed course of action. To be considered binding on Employees.

RBC BlueBay – the legal entities representing the business of RBC Global Asset Management in the EMEA and APAC regions.

RBC BlueBay UK – RBC Global Asset Management (UK) Limited and BlueBay Asset Management LLP.

RBC GAM Technology User – an Employee who predominantly uses RBC GAM’s technology platform to perform their role in the business. (If in any doubt about whether you are a BlueBay or RBC GAM technology user, please reach out to RBC BlueBay Compliance for guidance.)

7 Standards of Business Conduct

RBC BlueBay UK shall conduct its business at all times in a manner consistent with its fiduciary duties to its Clients. This means RBC BlueBay UK has affirmative duties of care, loyalty, honesty, and good faith in connection with all of its activities for its Clients, in particular ensuring that Client interests are put first at all times.

This Code and other RBC and RBC BlueBay UK Policies and Procedures address certain specific elements of RBC BlueBay UK’s fiduciary obligations. However, they cannot, and are not intended to, address all circumstances in which a consideration of RBC BlueBay UK’s fiduciary obligations will arise.

Accordingly, RBC BlueBay UK expects all Employees not only to adhere strictly to the specific requirements of this Code and other RBC and RBC BlueBay UK Policies and Procedures, but also to use their own judgement and common sense in the proper application of such Policies and Procedures and to conduct themselves with honesty and integrity in accordance with RBC BlueBay UK’s fiduciary obligations. Any activity that compromises those obligations or that could be perceived as improper jeopardises RBC BlueBay UK’s integrity, even if it does not expressly violate a rule or a specific provision of this Code, and has the potential to harm RBC BlueBay UK’s reputation or that of the RBC Group.

7.1 Compliance with Laws and Regulations

RBC BlueBay UK is authorised and regulated by the UK Financial Conduct Authority (FCA) and as such is required to comply with the FCA’s rules. Regulated firms must conduct business with integrity, and with due skill, care and diligence, observing proper standards of market conduct, and paying due regard to the interest of its customers. Regulated firms must take all appropriate steps to identify and to prevent or manage conflicts of interest.

Section 204A-1(2) of the Advisers Act requires this Code to require all Employees to comply with all applicable laws including the Securities Act of 1933, as amended; the Securities Exchange Act of 1934, as amended; the Sarbanes Oxley Act of 2002, as amended; the Investment Company Act of 1940, as amended; and the Advisers Act, as amended. This Code and other RBC and RBC BlueBay UK Policies and Procedures are intended to meet this requirement. Furthermore, Employees are required to comply with all applicable laws and regulations of jurisdictions to which RBC BlueBay UK and its activities are subject. In particular, Employees are prohibited from carrying out any activity which directly or indirectly:

•	Defrauds a Client in any manner;

•	Misleads a Client, including any statement that omits material facts;

•	Operates or would operate as a fraud or deceit on a Client;

•	Functions as a manipulative practice with respect to a Client; or

•	Functions as a manipulative practice with respect to Securities.

7.2 Confidentiality of Information

RBC BlueBay UK and its Employees share a duty to ensure the confidentiality of Client information, including account numbers, holdings, transactions and securities recommendations. This includes the holdings and other non-public information related to accounts for which RBC BlueBay UK provides investment management and advisory services. To ensure this duty is fulfilled, RBC BlueBay UK has adopted this Code and RBC’s Code of Conduct (which incorporates RBC’s Privacy Risk Management Policy). All Employees are required to adhere to each of these policies and RBC BlueBay UK’s Privacy Guidelines. All Employees are also prohibited from disclosing confidential information concerning RBC BlueBay UK, including any trade secrets, other proprietary information or materials marked for internal use only.

7.3 Conflicts of Interest

At all times Employees shall comply with RBC BlueBay UK’s Conflicts of Interest Policy.

Employees should be aware of activities that may involve conflicts of interest. Given the nature of RBC BlueBay UK’s business and business relationships it may have with its affiliates, conflicts can arise in various contexts. Where possible, RBC BlueBay UK’s objective is to avoid any conflict between RBC BlueBay UK, Employees, affiliates, and Clients. Where a conflict cannot be avoided, RBC BlueBay UK has policies and procedures to manage those conflicts as outlined in its Conflicts of Interest Policy. As a fiduciary, RBC BlueBay UK must always seek to act in the best interests of its Clients, which means the interests of RBC BlueBay UK’s Clients must always come first. If you are concerned that a situation you encounter or an activity that you are involved in may present a conflict between your personal interests and a Client’s interests or between RBC BlueBay UK’s business interests and a Client’s interests, contact your manager or the CCO for guidance.

7.4 Material Non-Public Information

It is a violation of the fiduciary obligation owed to Clients and securities laws to use knowledge about trading activity or proposed trading activity in Clients’ accounts to engage in trades for your own benefit. The terms “trading ahead” or “front running” are used to describe the improper practice where an Employee trades for his or her own account before a trade in the same security occurs on behalf of a Client’s account, knowing that the effect of the trading in the Client’s account will be to his or her personal benefit. The pre-clearance requirement and rules explained in the Personal Account Dealing Policy are designed to help prevent, detect and correct these and other improper practices.

RBC BlueBay UK policies, rules and reporting requirements are also reasonably designed to allow RBC BlueBay UK to address potential or actual issues related to trading when one might be holding material, non-public information, commonly referred to as “insider trading”. If you believe you have come into possession of material, non-public information, you must immediately notify Compliance, refrain from engaging in transactions in that security and maintain the confidentiality of the information. It is an offence under UK and US laws and regulations to trade on material, non-public information.

Employees must comply with all relevant RBC BlueBay UK policies, including the Market Abuse Policy.

8 Personal Account Dealing Policy

The Personal Account Dealing Policy describes RBC BlueBay UK’s policies and procedures in relation to personal transactions in Securities. The Personal Account Dealing Policy applies to all Employees.

9 Personal Relationships and Personal Financial Relationships

9.1 Personal Relationships

Employees are required to disclose any Personal Relationships that may present an actual or perceived conflict of interest on joining RBC BlueBay UK, or immediately after they form such a relationship during the course of their employment.

Employees must disclose Personal Relationships to Compliance and their Line Manager. Compliance will review and where appropriate log such relationships in the RBC BlueBay UK Personal Relationships Log.

9.2 Personal Financial Relationships

Any improper handling of Employee personal finances could undermine the credibility of the Employee and of RBC BlueBay UK. It could also cause others to question their decision-making on the job, or permit personal finances to influence Employees in a way that causes them to act in an unprofessional manner.

Engagement in Personal Financial Relationships should be minimised in order to mitigate the risk of potential, actual or perceived conflicts of interest arising, as well as other negative consequences such as feelings of indebtedness.

9.2.1 Pre-Approval Requirement for Personal Financial Relationships

Employees are required to attain pre-approval before engaging in the following Personal Financial Relationships:

•	Loans exceeding £1,000 between Employees; and

•	Any benefits in kind with a value in excess of £1,000 offered and received between Employees.

Examples of benefits in kind may include (but are not limited to) the free or discounted use of:

•	A holiday home;

•	A boat; and

•	Sports season ticket/VIP lounges/exclusive member club facilities.

Employees must request pre-approval from Compliance and an appropriate member of RBC BlueBay UK’s Leadership Team. Requests for pre-approval from members of the Leadership Team must be directed to RBC BlueBay UK’s CEO, and requests for pre-approval from the CEO must be directed to the RBC GAM Global CEO.

All requests, whether approved or denied, should be recorded as part of the RBC BlueBay UK’s conflicts of interest controls by Compliance.

Any private investments engaged in by two or more Employees should be managed in accordance with the Personal Account Dealing and Private Investments Policy or the Outside Business Activities and External Directorships Policy as relevant.

Employees should also be mindful of actual, potential or perceived conflicts of interest that could arise from gambling, and in all circumstances gambling should not be irresponsible or excessive (e.g. such that they could place an Employee into financial difficulty).

10 Reporting Requirements

10.1 Annual

All Employees are required to complete an Annual Compliance Declaration (via Workday) confirming receipt of and compliance with this Code and other related policies and procedures.

11 Record Keeping

Compliance will maintain the following records for not less than seven years:

•	A copy of the Code of Ethics and other RBC BlueBay UK Related Policies and Procedures listed in paragraph 5 currently in effect and any that have been in effect within the past seven years

•	A record of any violation of the Code of Ethics and of any action taken as a result of the violation

•	All written acknowledgements of the Code of Ethics for each person who is currently, or within the past seven years was, an Access Person

•	A list of persons who are currently, or within the past seven years were considered Access Persons

•	Any reports made to the Board of Directors of a ’40 Act Fund advised or sub-advised by RBC BlueBay UK related to this Code of Ethics and other policies identified in paragraph 5

•	All records related to the granting of exemptions to the Code of Ethics

•	All records documenting the annual review of the Code of Ethics.

•	Annual acknowledgements of Code of Ethics

•	Records required to be kept may be maintained or stored electronically using various media, provided that the adviser establishes and maintains procedures:

•	That limit access to authorized personnel;

•	That reasonably assure that any reproduction of paper records onto electronic media is accurate.

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Electronic records must be arranged and indexed in a way that permits easy location, access, and retrieval of each record; provided to the SEC staff promptly in the medium and format in which it is stored (or, if requested, printed out); and (to prevent their loss) the record must be backed-up at a separate location.

12 Exceptions, Breaches and Escalation

12.1 Exceptions to this Policy

Compliance may grant limited exemptions to certain requirements of the Code in its sole discretion, where extraordinary circumstances warrant and Compliance is satisfied that granting the exemption would not represent a breach of relevant rules and regulations, a breach of RBC BlueBay UK’s fiduciary obligations or undue risk to its Clients or RBC BlueBay UK. All requests for such exemptions shall be in writing, and Compliance will maintain a written record of its response.

12.2 RBC Exempt Individuals

Certain RBC BlueBay UK officers and/or directors (“RBC Executives”) may not be RBC BlueBay UK employees and may serve in such roles solely at the request of RBC or its affiliates. If ALL of the following conditions apply, such RBC Executives shall be exempt from this Code but will be required to provide an annual certification of the facts giving rise to their exempt status. These individuals will not be considered “Access Persons”.

Exempt individuals must be individuals who:

•	Have no day to day involvement with RBC BlueBay UK;

•	Do not predominantly use RBC BlueBay UK premises as their workplace;

•	Do not make securities recommendations to RBC BlueBay UK Clients or have access to such recommendations that are non-public;

•	Do not have access to non-public information regarding any Clients’ purchase or sale of securities;

•	Do not have access to non-public information regarding the portfolio holdings of any Client account; and

•	Are subject to other applicable similar Codes, including enterprise-wide policies related to trading RBC securities.

12.3 RBC Functions and Affiliate Employees

Members of RBC Functions and Affiliate Employees who, despite not being an employee, officer or contractor of RBC BlueBay UK, have access to RBC BlueBay UK’s working area and/or may have or require access to non public information regarding (i) purchases or sales of securities, (ii) security recommendations or (iii) portfolio holdings, may be considered Access Persons and will therefore be subject to the Personal Account Dealing Policy and the standards of conduct set out in paragraph 7 above, but will not be subject to other RBC BlueBay UK policies where those individuals are subject to equivalent policies of RBC or other RBC entities. Affiliate Employees who wish to access RBC BlueBay UK must complete the Affiliate Employee Access Person Confirmation in Appendix I at inception and on an ongoing basis an annual attestation, see the Annual Attestation in Appendix II. Training on RBC BlueBay UK Code of Ethics will be provided by Compliance annually to all staff.

12.4 Breaches and Escalation

Breaches or suspected breaches of this Code, or Relevant Policies and Procedures referenced above, (including the discovery of any violation committed by another Employee) should be reported immediately to Compliance, and the RBC BlueBay UK breach management process must be followed. Compliance will determine which persons or units are appropriate to handle the matter thereafter. Breaches may result in written warnings, written reprimands, fines, and the cancellation of transactions, disgorgement of profits, the suspension or cancellation of personal trading privileges, up to and including the suspension or termination of employment.

13 Changes to this Code

Any material change to this Code must be notified to any ’40 Act Fund advised or sub-advised by RBC BlueBay UK promptly, so that the ’40 Act Fund is able to approve the change within six months.

14 Appendix I – Affiliate Employees Access Person Confirmation

Name:

Job Title:

Employing GAM Affiliate: GAM Inc., GAM US or GAM Asia (delete as appropriate)

Rationale for Requesting Access:

Confirmation

I confirm that I understand that being given access to RBC BlueBay UK information, systems or areas makes me an Access Person pursuant to s.204 of the Investment Advisers Act 1940. I confirm that I am bound by the RBC BlueBay UK Personal Account Dealing Policy and will abide by all of its restrictions. Including (without limitation):

•	Disclosure of Personal and related trading accounts;

•	Preclearance of public and private transactions; and

•	Quarterly and annual reporting of holdings.

I confirm that I have verified with the Compliance team responsible for my affiliate that the following policies applicable to my Affiliate are deemed equivalent:

•	Conflicts of Interest Policy

•	Market Abuse Policy

•	Gifts and Entertainment Policy

•	Outside Activities and External Directorships Policy

•	Political Contributions Policy

•	Aggregation Relief Policy

Signed:

Date:

15 Appendix II – Affiliate Employees Access Person Annual Attestation

Name:

Job Title:

Employing GAM Affiliate: GAM Inc., GAM US or GAM Asia (delete as appropriate)

Either:

I confirm that the undertakings provided to RBC BlueBay UK Compliance in the Affiliate Employee Access Confirmation form remain accurate and that the requisite policies stated in the form remain equivalent.

I confirm that I have adhered to RBC BlueBay UK’s Personal Account Dealing Policy requirements for personal trading preclearance requests and that I have made all necessary quarterly and annual disclosures.

Confirmed [ ]

OR

Where you are unable to make the above attestations please provide an explanation:

Signed:

Date:

16 Approval, Responsibility and Review Schedule

Responsibility for this Policy:	RBC BlueBay UK Compliance

Policy Review and Approvals:

Review Cycle:	Annual

Next Review Due:	April 2025

Approved By:	Head of Compliance, RBC Wealth Management Europe and RBC BlueBay

Approval Date:	August 2024

End of Document

This document is issued by RBC Global Asset Management (UK) Limited (authorised and regulated by the UK Financial Conduct Authority (FCA), registered with the US Securities and Exchange Commission (SEC) and a member of the National Futures Association (NFA) as authorised by the US Commodity Futures Trading Commission (CFTC)).

This document is proprietary information of RBC Global Asset Management (UK) Limited and Royal Bank of Canada (collectively referred to as “RBC”) and no part of this document may be reproduced, redistributed or passed on, directly or indirectly, to any other person, or published for any purpose without the prior written consent of RBC.

The information contained in this document is solely for informational purposes. Any opinions expressed in this document are not intended to be, and should not be interpreted as, a recommendation of any particular security, strategy or investment product. Unless otherwise indicated, all information and opinions herein are as of the date of this document. All information and opinions herein are subject to change without notice.

The information contained in this document has been compiled by RBC and/or its affiliates from sources believed to be reliable, but no representation or warranty, express or implied is made to its accuracy, completeness or correctness. This document should not be construed as tax or legal advice.

This document may not be reproduced in whole or part, and may not be delivered to any person without the consent of RBC BlueBay. Copyright 2025 © RBC BlueBay. RBC Global Asset Management (GAM) is the asset management division of Royal Bank of Canada (RBC) which includes RBC Global Asset Management Inc. (RBC GAM Inc.), RBC Global Asset Management (U.S.) Inc. (RBC GAM – US), RBC Global Asset Management (UK) Limited (RBC GAM – UK), RBC Global Asset Management (Asia) Limited (RBC GAM – Asia) and RBC Indigo Asset Management Inc., which are separate, but affiliated subsidiaries of RBC.® / Registered trademark(s) of Royal Bank of Canada and BlueBay Asset Management (Services) Ltd. Used under licence. BlueBay Funds Management Company S.A., registered office 4, Boulevard Royal L-2449 Luxembourg, company registered in Luxembourg number B88445. RBC Global Asset Management (UK) Limited, registered office 100 Bishopsgate, London EC2N 4AA, registered in England and Wales number 03647343. All rights reserved..